UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 18, 2005

FENTURA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-23550 (Commission File Number)	38-2806518 (IRS Employer Identification No.)

175 North Leroy Street P.O. Box 725 Fenton, Michigan (Address of principal executive office)	48430-0725 (Zip Code)

Registrant’s telephone number, including area code: (810) 629-2263

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01     Entry into a Material Definitive Agreement

        On August 18, 2005, Fentura Financial, Inc., a Michigan corporation (the "Company"), and Fentura Financial Capital Trust II, a Delaware statutory trust formed by the Company on August 15, 2005 (the "Trust"), completed the issuance and sale in a private placement of $2,000,000 aggregate principal amount of floating rate preferred securities (the "Trust Preferred Securities") issued by the Trust. The Trust Preferred Securities mature on November 23, 2035, are redeemable at the Company's option (subject to prior approval from the Board of Governors of the Federal Reserve System, if necessary) beginning November 23, 2010, and require quarterly distributions by the Trust to the holder of the Trust Preferred Securities. Distributions will be payable quarterly in arrears on each February 23, May 23, August 23, and November 23, commencing November 23, 2005, at a fixed rate equal to 5.402% per annum from the issue date to, but excluding, November 23, 2005, and then will be payable at a floating rate equal to the 3-month London Interbank Offered Rate ("LIBOR") plus 1.60% per annum. The Trust simultaneously issued $62,000 aggregate principal amount of the Trust's floating rate common securities (the "Common Securities") to the Company, which constitute all of the issued and outstanding Common Securities of the Trust.

        The Trust used the proceeds from the sale of the Trust Preferred Securities together with the proceeds from the sale of the Common Securities to purchase $2,062,000 aggregate principal amount of junior subordinated debentures due November 23, 2035 issued by the Company (the "Junior Subordinated Debentures"). The net proceeds to the Company from the sale of the Junior Subordinated Debentures to the Trust will be used by the Company to increase the capital of its subsidiary banks and for general corporate purposes. Concurrently with the issuance of the Junior Subordinated Debentures and the Trust Preferred Securities, the Company entered into a Guarantee Agreement, dated August 18, 2005, pursuant to which the Company has guaranteed the payment of various obligations associated with the Trust Preferred Securities to the extent the Trust has funds available for such payments.

        The Junior Subordinated Debentures were issued pursuant to an Indenture dated August 18, 2005 (the "Indenture") between the Company, as issuer, and Wilmington Trust Company, as trustee. The terms of the Junior Subordinated Debentures are substantially the same as the terms of the Trust Preferred Securities. The interest payments by the Company on the Junior Subordinated Debentures will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Company may defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive quarters so long as no event of default has occurred under the Junior Subordinated Debentures. In the event the Company properly defers interest payments on the Junior Subordinated Debentures, the Trust will be entitled to defer distributions otherwise due on the Trust Preferred Securities.

        The Junior Subordinated Debentures mature on November 23, 2035, but may be redeemed at the Company's option at any time on or after November 23, 2010, or upon the occurrence of certain events, such as a change in the regulatory capital treatment of the Trust Preferred Securities, the Trust being deemed an investment company, or the occurrence of certain adverse tax events. Such redemption may be subject to prior approval from the Board of Governors of the Federal Reserve System. If the Company redeems any amount of the Junior Subordinated Debentures, the Trust must redeem a like amount of the Trust Preferred Securities.

        The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust, dated August 18, 2005 (the "Declaration") among the Company, as sponsor, Wilmington Trust Company, as institutional trustee and Delaware trustee, and the Administrators named therein.

        The preceding discussion is qualified in its entirety by reference to the terms of the Indenture, the Declaration, the Junior Subordinated Debentures, the Trust Preferred Securities, and the Guarantee Agreement. Copies of the Indenture, the Declaration, and the Guarantee Agreement are attached to this Current Report on Form 8-K as exhibits and are incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

        The information disclosed under Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits

99.1	Indenture, dated August 18, 2005, between the Company and Wilmington Trust Company, as trustee.

99.2	Amended and Restated Declaration of Trust, dated August 18, 2005, among the Company, as sponsor, Wilmington Trust Company, as institutional trustee and Delaware trustee, and the Administrative Trustees listed therein.

99.3	Guarantee Agreement, dated August 18, 2005, between the Company, as guarantor, and Wilmington Trust Company, as trustee.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 23, 2005	FENTURA FINANCIAL, INC. (Registrant) By: /s/ Donald L. Grill Donald L. Grill President and Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Indenture, dated August 18, 2005, between the Company and Wilmington Trust Company, as trustee.

99.2	Amended and Restated Declaration of Trust, dated August 18, 2005, among the Company, as sponsor, Wilmington Trust Company, as institutional trustee and Delaware trustee, and the Administrative Trustees listed therein.

99.3	Guarantee Agreement, dated August 18, 2005, between the Company, as guarantor, and Wilmington Trust Company, as trustee.